EXHIBIT 99.1

Cassava Sciences Reports 2024 Financial Results and Provides Business Update

  Top-line data for REFOCUS-ALZ, the second Phase 3 study of simufilam in Alzheimer’s disease, expected late first-quarter/early second-quarter 2025
  License agreement brings potential in a new therapeutic application for simufilam for seizures related to tuberous sclerosis complex (TSC)
  $128.6 Million in Cash and Cash Equivalents at December 31, 2024

AUSTIN, Texas, March 03, 2025 (GLOBE NEWSWIRE) -- Cassava Sciences, Inc. (NASDAQ: SAVA, “Cassava”, the “Company”), a clinical-stage biotechnology company focused on developing novel, investigational treatments for central nervous system (CNS) disorders, including Alzheimer’s disease and tuberous sclerosis complex (TSC)-related seizures, today reported financial results for the year ended December 31, 2024 and provided a business update.

“Cassava is preparing to report the topline results of the now-discontinued REFOCUS-ALZ, the second Phase 3 study of simufilam in Alzheimer’s disease, in late first-quarter/early second-quarter 2025. We intend to evaluate the next steps for simufilam in Alzheimer’s disease after reviewing the REFOCUS-ALZ results in conjunction with the results of the RETHINK-ALZ study, reported in November 2024, which did not meet the prespecified co-primary endpoints,” said Rick Barry, President and Chief Executive Officer at Cassava. “We are pleased to have entered a licensing agreement with Yale University which allows us to build on the promising research of Angélique Bordey, PhD, Professor of Neurosurgery and Vice Chair of Research, Neurosurgery at Yale, to explore simufilam’s potential as a treatment for TSC-related seizures. We look forward to updating investors on our progress in the coming months.”

Financial Results for the year ended December 31, 2024

  At December 31, 2024, cash and cash equivalents were $128.6 million, with no debt. The Company continues its strategic expense management efforts.
  Net loss was $24.3 million, or $0.53 per share (basic) in 2024. This compares to a net loss of $97.2 million, or $2.32, in 2023. Net loss decreased due primarily to a gain from change in fair value of warrant liabilities.
  Net cash used in operations was $116.9 million in 2024.
  Net cash use in operations for first half 2025 is expected to be $16 to $20 million, including significant costs for the conclusion of the two Phase 3 trials in Alzheimer’s disease which will not recur in second half 2025.
  Research and development (R&D) expenses were $69.6 million in 2024. This compared to $89.4 million for 2023. R&D expenses decreased due primarily to the completion of enrollment for our Phase 3 Alzheimer’s disease clinical program for simufilam in the fall of 2023. R&D expenses in 2024 primarily related to support for the two Phase 3 studies and open label extension studies. Discontinuation of all Alzheimer’s disease clinical studies was initiated following the November 25, 2024 announcement that the RETHINK-ALZ study did not achieve the prespecified co-primary endpoints. Decreases in R&D expenses in 2024 were partially offset by a $4.4 million increase in stock-based compensation expense due to new grant awards in 2024.
  General and administrative (G&A) expenses were $71.8 million in 2024. This compared to $16.5 million for 2023. G&A expenses increased due primarily to payment of the $40 million settlement with the Securities and Exchange Commission (SEC) as well as a $7.3 million increase in stock-based compensation expense due to new grant awards in late 2023 and 2024, increased compensation costs and higher legal related expenses.
  Total common shares outstanding as of February 27, 2025 were 48.3 million.
  Going forward, rather than conducting quarterly earnings conference calls, the Company plans on hosting investor calls that focus on corporate or clinical updates.

About Simufilam

Simufilam is a proprietary, investigational oral small molecule that targets the filamin A protein.

About REFOCUS-ALZ

REFOCUS-ALZ (NCT05026177) is a Phase 3 trial designed as a multi-center, double-blinded, placebo-controlled, randomized parallel group study to evaluate the safety and efficacy of two doses of simufilam compared to a placebo in a study involving over 75 clinical trial sites in the U.S., Canada, Puerto Rico and South Korea. The clinical trial sites that conducted REFOCUS-ALZ were completely distinct from the clinical trial sites that conducted RETHINK-ALZ. REFOCUS-ALZ randomized approximately 1,125 people utilizing the same eligibility criteria as RETHINK-ALZ. Subjects were randomized 1:1:1 to receive simufilam, dosed in 50 mg or 100 mg tablets, or a matched placebo, dosed orally twice daily (BID) for 76 weeks. On November 25, 2024, the Company announced plans to discontinue the REFOCUS-ALZ study and its intention to report topline data from that trial, including the complete 52-week dataset and a large portion of 76-week data. Topline data for the study are anticipated in late first-quarter/early second-quarter 2025.

The prespecified co-primary endpoints for this study included the change in cognition and function from baseline to the end of the double-blind treatment period at week 76, assessed by the ADAS-COG12 and ADCS-ADL scales, comparing each dose of simufilam to placebo. Secondary endpoints included several well validated measures of neuropsychiatric symptoms and caregiver burden. Safety was evaluated by adverse event monitoring, as well as standard laboratory and ECG assessments. The study also included an evaluation of changes in plasma and cerebrospinal fluid biomarkers from baseline to week 76, including P-tau181, P-tau217 and neurofilament light chain, as well as an evaluation of various brain volumes using magnetic resonance imaging (MRI) and amyloid and tau deposition using positron emission tomography (PET) scans from baseline to week 76.

About RETHINK-ALZ

RETHINK-ALZ (NCT04994483) is a Phase 3 trial designed to evaluate the safety and efficacy of simufilam in a multi-center, double-blinded, placebo-controlled, randomized parallel group study involving over 75 clinical trial sites in the U.S., Canada and Australia. The trial randomized 804 people with confirmed mild or moderate Alzheimer’s disease, as defined by several well validated parameters including a mini-mental state exam (MMSE) of >16 and <27, stratified as mild or moderate. Subjects were randomized 1:1 to receive a 100 mg tablet of simufilam (n=403) or a matched placebo (n=401), dosed orally twice daily (BID) for 52 weeks.

The prespecified co-primary endpoints for this study included the change in cognition and function from baseline to the end of the double-blind treatment period at week 52, assessed by the ADAS-COG12 and ADCS-ADL scales, comparing simufilam to placebo. Secondary endpoints included several well validated measures of neuropsychiatric symptoms and caregiver burden. Safety was evaluated by adverse event monitoring, as well as standard laboratory and ECG assessments. The study also included a pharmacokinetic and plasma biomarker sub-study comprised of approximately 100 subjects, evaluated at three timepoints.

On November 25, 2024, the Company reported that the RETHINK-ALZ study did not meet the prespecified co-primary endpoints. The Company also indicated that it planned to continue to review the data and evaluate next steps and that it intended to share the data at a future medical meeting.

About Tuberous Sclerosis Complex (TSC)

Tuberous sclerosis complex (TSC) and focal cortical dysplasia (FCD) type II are neurodevelopmental disorders caused by mutations in mechanistic target of rapamycin (mTOR) pathway genes. These mutations lead to focal malformations of the developing cortex and seizures in 80% to 90% of patients.

Nearly two-thirds of TSC patients do not respond to antiepileptic drugs and experience lifelong seizures, leading to a spectrum of neurocognitive and psychological disabilities and poor quality of life. Current treatments, including antiepileptic drugs, mTOR analogs and surgery, are not fully effective, are associated with serious adverse events and/or are invasive.1

Initially, Cassava will focus on TSC-related seizures. According to the TSC Alliance, the disorder affects an estimated 1 in 6,000 live births. Approximately 50,000 people in the United States and more than one million worldwide live with TSC2.

Resources:

1. Science Translational Medicine. 2020 Feb 19: https://pubmed.ncbi.nlm.nih.gov/32075941/

2. https://www.tscalliance.org/understanding-tsc/what-is-tsc/

About Cassava Sciences, Inc.

Cassava Sciences, Inc. (NASDAQ: SAVA), a clinical-stage biotechnology company focused on developing novel, investigational treatments for central nervous system disorders, including Alzheimer’s disease and tuberous sclerosis complex (TSC)-related seizures. Simufilam is a proprietary, investigational oral small molecule that targets the filamin A protein. The Company is based in Austin, Texas.

For more information, please visit: https://www.CassavaSciences.com

For More Information Contact:

Investors
Sandya von der Weid
svonderweid@lifesciadvisors.com

Media
media@cassavasciences.com

Company
Eric Schoen, Chief Financial Officer
(512) 501-2450
ESchoen@CassavaSciences.com
IR@cassavasciences.com

Cautionary Note Regarding Forward-Looking Statements:
This news release contains forward-looking statements that include but are not limited to statements regarding: our intention to share topline data from REFOCUS-ALZ, the timing of data from the REFOCUS-ALZ study, the timing to evaluate the data from REFOCUS-ALZ and RETHINK-ALZ, our plans to share the data from one or both studies, REFOCUS-ALZ and RETHINK-ALZ, at a future medical meeting, our plans to conduct preclinical studies of simufilam relating to seizures in TSC and other neurodevelopmental disorders, the potential for simufilam as a treatment for TSC-related seizures, cash use in future periods, and the timing of anticipated milestones. These statements may be identified by words such as “anticipate”, “before,” “believe”, “could”, “expect”, “forecast”, “intend”, “may”, “pending,” “plan”, “possible”, “potential”, “prepares for,” “will”, and other words and terms of similar meaning.

Such statements are based on our current expectations and projections about future events. Such statements speak only as of the date of this news release and are subject to a number of risks, uncertainties and assumptions, including, but not limited to, those risks relating to the ability to conduct or complete clinical studies on expected timelines; the clinical results related to studies of simufilam in Alzheimer’s disease, results of the RETHINK-ALZ study reported on November 25, 2024, our current expectations regarding timing of analysis of clinical data for our Phase 3 studies, the timing to advance preclinical studies related to TSC-related seizures, and other risks inherent in drug discovery and development or specific to Cassava Sciences, Inc., as described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the period ended September 30, 2024, and future reports to be filed with the SEC. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from expectations in any forward-looking statement. In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in this news release are inherently uncertain and may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, we disclaim any intention or responsibility for updating or revising any forward-looking statements. For further information regarding these and other risks related to our business, investors should consult our filings with the SEC, which are available on the SEC’s website at www.sec.gov.

All of our pharmaceutical assets under development are investigational product candidates. These have not been approved for use in any medical indication by any regulatory authority in any jurisdiction and their safety, efficacy or other desirable attributes, if any, have not been established in any patient population. Consequently, none of our product candidates is approved or available for sale anywhere in the world.

Our clinical results from earlier-stage clinical trials may not be indicative of future results from later-stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or any scientific data we present or publish.

We are in the business of new drug discovery, development and commercialization. Our research and development activities are long, complex, costly and involve a high degree of risk. Holders of our common stock should carefully read our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q in their entirety, including the risk factors therein. Because risk is fundamental to the process of drug discovery, development and commercialization, you are cautioned to not invest in our publicly traded securities unless you are prepared to sustain a total loss of the money you have invested.

– Financial Tables Follow –

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three months ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating expenses
Research and development	$20,530	$18,731	$69,637	$89,423
General and administrative	8,957	4,058	71,809	16,534
Total operating expenses	29,487	22,789	141,446	105,957
Operating loss	(29,487)	(22,789)	(141,446)	(105,957)
Interest income	1,800	1,579	8,510	7,833
Other income, net	90	291	411	907
Gain from change in fair value of warrant liabilities	—	—	108,183	—
Net loss	$(27,597)	$(20,919)	$(24,342)	$(97,217)

Net loss per share, basic	$(0.57)	$(0.50)	$(0.53)	$(2.32)
Net loss per share, diluted	(0.57)	(0.50)	(1.46)	(2.32)

Weighted-average shares used in computing net loss per share, basic	48,099	42,188	46,329	41,932
Weighted-average shares used in computing net loss per share, diluted	48,099	42,188	46,604	41,932

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)
			Year Ended December 31,
			2024	2023
Assets
Current assets
Cash and cash equivalents			$128,574	$121,136
Prepaid expenses and other current assets			7,958	8,497
Total current assets			136,532	129,633
Property and equipment, net			20,964	21,854
Intangible assets, net			37	176
Total assets			$157,533	$151,663
Liabilities and stockholders' equity
Current liabilities
Accounts payable and other accrued expenses			$7,654	$10,573
Accrued development expense			2,440	3,037
Accrued compensation and benefits			1,357	200
Other accrued liabilities			299	385
Total current liabilities			11,750	14,195
Other non-current liabilities			79	—
Total liabilities			11,829	14,195
Stockholders' equity
Common Stock and additional paid-in-capital			550,815	518,237
Accumulated deficit			(405,111)	(380,769)
Total stockholders' equity			145,704	137,468
Total liabilities and stockholders' equity			$157,533	$151,663